UNIT PLEDGE AGREEMENT

THIS UNIT PLEDGE AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this "**Agreement**") is made as of October 17, 2025, by and between Snow Lake Investments (US) Ltd., a Delaware corporation, (the "**Pledgor**"), a wholly owned subsidiary of Snow Lake Resources Ltd., a corporation existing under the laws of the Province of Manitoba, Canada ("**Parent**"), and Kadmos Energy Services LLC, a Delaware limited liability company (the "**Company**" and together with the Pledgor, the "**Parties**").

RECITALS

WHEREAS, the Pledgor, Parent, and the Company are parties to that certain Subscription and Purchase Agreement by and between Company and the Pledgor of even date herewith (the "**Subscription Agreement**");

WHEREAS, in connection with the Subscription Agreement, the Pledgor purchased 4,900,000 Class A Membership Units ("**Units**") for the aggregate purchase price of Ten Million United States Dollars (US$10,000,000), or US$2.04081633 per Unit, of which Two Million United States Dollars was paid, in cash, at the closing and the balance of Eight Million United States Dollars (US$8,000,000) (the "**Loan**") will be paid pursuant to that certain Secured Promissory Note of even date herewith issued by Pledgor for the benefit of the Company (the "**Note**"); and

WHEREAS, in order to secure the repayment of sums outstanding under the Note, Pledgor desires to execute and deliver to and in favor of Company this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

AGREEMENT

ARTICLE I
SECURITY INTEREST

Subject to the terms of this Agreement, the Subscription Agreement and the Note, Pledgor hereby creates and grants to Company a first priority security interest in the Collateral (as defined below) to secure payment and performance of the obligations of Pledgor described in this Agreement.

ARTICLE II
COLLATERAL

(a) <u>Collateral</u>. The Collateral in which the security interest is created is (a) all of Pledgor's right, title and interest in and to the lesser of (i) 3,920,000 Units of the Company beneficially owned by Pledgor (the "**Pledged Units**") or (ii) such lesser

number of Pledged Units representing the amount outstanding under the Note at any given time (as described in clause (b) of this Article II); in each case together with all of Pledgor's right, title and interest, if any, in and to all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Units, from time to time received, receivable or otherwise distributed or distributable to Pledgor in respect of or in exchange for any or all of the Pledged Units (collectively, the "**Collateral**").

(b) Automatic Release of Collateral Upon Payment. As described in the Subscription Agreement and the Note, the Pledged Units under this Agreement are reflective of the currently outstanding amount due under the Note, with each Pledged Unit representing an amount of US$2.04081633 due. For the avoidance of doubt, it is the intention of the parties hereto and hereby acknowledged and agreed by the parties hereto, that upon the payment of each Payment Amount and receipt by the Company of Net Proceeds (as each are defined in the Note) under the Note, the corresponding number of Pledged Units shall, automatically and without any action by any party, be released and no longer subject to this Agreement, and the total number of Pledged Units shall be correspondingly decreased. For illustrative purposes, if the cumulative payments of Payment Amounts and corresponding Net Proceeds to the Company under the Note total US$5,500,000, such that an aggregate amount of US$2,500,000 remains outstanding under the Note, then only an aggregate of 1,225,000 Pledged Units shall remain subject to this Agreement; if an aggregate amount of US$1,000,000 remains due under the Note, then only an aggregate of 490,000 Pledged Units shall remain subject to this Agreement. The number of Pledged Units at any time shall be reflected on Schedule I attached hereto and such Schedule 1 shall be amended upon the making of any payment under the Note to reflect the accurate number of Pledged Units at any time.

ARTICLE III
OBLIGATIONS SECURED

The security interest created hereby secures the payment of any and all sums required to be paid to Company by Pledgor under the Note.

ARTICLE IV
PLEDGOR'S COVENANTS

So long as the obligations secured hereby, or any portion thereof, remain unpaid or unsatisfied, Pledgor covenants and agrees with Company as follows:

4.01 Protection of Collateral. Pledgor hereby covenants that Pledgor will defend the Collateral against all claims and demands adverse to Company's interest in it and will keep it free from all encumbrances, liens and security interests, except the pledge and security interest created hereunder.

4.02. <u>No Waivers, Pledges or Other Actions</u>. Pledgor shall not (a) waive, release or relinquish any rights, privileges or benefits that Pledgor may have with respect to the Collateral, (b) pledge or assign the Collateral to any party whatsoever other than Company, (c) encumber the Collateral or (d) take any other action of any kind or character whatsoever that would be adverse to the Collateral or to the rights and security interests of Company under this Agreement.

4.04. <u>Financing Statement and Further Assurances</u>. Pledgor shall sign and execute, alone or with Company or any other necessary party, any financing statement, continuation statement or other document, or procure any document, and pay all connected costs necessary to protect the security interest under this Agreement against the rights or interests of third persons. Without in any way limiting the foregoing, Pledgor hereby agrees that Company may provide a copy of this Agreement to such parties as evidence of Company's right to such Collateral, and such parties may rely on this Agreement (together with Pledgor's appointment of Company as its attorney-in-fact pursuant to Section 5.09 hereof) in providing such documents or instruments to Company.

ARTICLE V
DEFAULT; REMEDIES

5.01 <u>Event of Default</u>. As used herein, an "Event of Default" shall be as defined in the Note.

5.02 <u>Remedies After Default</u>. Upon the occurrence of an Event of Default, subject to Section 2(b), the Pledged Units shall, automatically and without any action by any party, be cancelled and no longer subject to this Agreement. For illustrative purposes, if US$3,000,000 remains due under the Note and if an Event of Default occurs then, subject to any cure period, then 1,470,000 Pledge Units shall be automatically cancelled, and this Agreement shall automatically terminate.

5.03 <u>Statements</u>. Any and all statements of fact or other recitals made in any bill of sale or assignment or other instrument evidencing any foreclosure sale hereunder as to (a) nonpayment of any of the sums due and payable under the Note, (b) the occurrence of any Event of Default, (c) Company having declared the indebtedness outstanding under the Note to be immediately due and payable, (d) notice of time, place and terms of sale and the properties to be sold having been duly given or (e) any other act or thing having been duly done by Company, shall be taken as prima facie evidence of the truth of the facts so stated and recited.

5.05. <u>Attorney-In-Fact</u>. Pledgor hereby appoints Company as Pledgor's attorney-in-fact for the purpose of carrying out the provisions hereof and the taking any action and executing any instrument which Company may deem necessary or advisable to accomplish the purpose hereof, including, without limitation, any and all documents or instruments relating to the assignment and transfer of the Collateral, or any part thereof, upon the occurrence of an Event of Default hereunder and the exercise by Company of its rights hereunder in connection with such Event of Default. The foregoing appointment as attorney-in-fact is irrevocable and coupled with an interest.

ARTICLE VI
VOTING

Until the occurrence of an Event of Default hereunder, Pledgor shall have the right to vote the Pledged Units constituting the Collateral for all purposes unless the right to vote such interest is denied, impaired or vested in another person by any other applicable law or agreement. If requested by Pledgor, Company will execute and deliver to Pledgor such authorizations as are reasonably required to confirm the voting rights of Pledgor during this period.

ARTICLE VIII
DISTRIBUTIONS

Upon the occurrence of an Event of Default, cash distributions associated with the Pledged Units constituting a portion of the Collateral hereunder shall belong to and be payable to Company.

ARTICLE IX
MISCELLANEOUS

9.01 No Waiver of Rights of Remedies. No failure or delay by Company in exercising any rights, powers or privileges hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any other or further exercise or the exercise of any other right, power or privilege.

9.02 Severability. Should any one or more of the provisions hereof be determined to be illegal or unenforceable, all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

9.03 Notices. Any notices or other communications required or permitted hereunder shall be provided in accordance with the terms of the Note.

9.04 Parties Bound; Assignment. This Agreement shall be binding upon and, where allowed pursuant thereto, inure to the benefit of the parties hereto and their heirs, executors, administrators, legal representatives, successors and assigns.

9.05 Applicable Law. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties. This Agreement is performable in Delaware and Pledgor and Company hereby irrevocably stipulate and agree that venue in any action in respect of this Agreement, including, without limitation, any action by Company to enforce the provisions hereof, shall be in Kent County, Delaware.

9.06 Paragraph Headings. Paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning of this Agreement or its interpretation.

9.07 Modifications. No provisions of this Agreement shall be modified or limited except by written agreement.

9.08 Financing Statement. A carbon, photographic, or other reproduction of this Collateral Pledge Agreement or any financing statement covering the Collateral is sufficient as a financing statement.

9.09 Release of Collateral. Upon the payment of any portion of the Loan (as defined in the Note) under the Note, the security interest evidenced hereby relating to the appropriate number of Pledged Units, as described in clause (b) of Article II hereof, shall automatically terminate and shall be released, and such Pledged Units shall become free and clear of such security interest. Upon the payment in full of the Loan (as defined in the Note) this Agreement shall automatically terminate without delivery of any instrument or any further action by any party, and all remaining Pledged Units shall be released.

9.10 Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof. Each counterpart shall be deemed to be an original, but all such counterparts taken together or collectively, as the case may be, shall constitute one and the same instrument.

[*Signature Pages Follow*]

EXECUTED by each of the parties hereto as of the date first set forth above.

COMPANY:

KADMOS ENERGY SERVICES LLC

DocuSigned by:

By: ______________________________
Name: Youssef Ballout
Title: Manager

PLEDGOR:

SNOW LAKE INVESTMENTS (US) LTD.

DocuSigned by:

Frank Wheatley

By: ______________________________
Name: Frank Wheatley
Its: Chief Executive Officer

Address: SNOW LAKE INVESTMENTS (US) LTD.
c/o Snow Lake Resources Ltd.
360 Main St., 30th Floor
Winnipeg, Manitoba, Canada, R3C 4G1
Attention: Frank Wheatley
Email: fw@snowlakelithium.com

SCHEDULE I

CURRENTLY OUTSTANDING PLEDGED UNITS